Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS

2021 RECORD FINANCIAL RESULTS

Year-End 2021 Highlights

•	Record net income for the year ended December 31, 2021, totaled $27,834,000, with basic earnings per share of $3.19. This reflects an increase of $9,440,000 or 51.3% over comparable period results for the year ended December 31, 2020, and was primarily a result of higher fee income and lesser loan loss provision in 2021, as well as one-time merger expenses related to the acquisition of Frederick County Bancorp, Inc. (FCBI) in 2020.

•	Net income for the three months ended December 31, 2021, totaled $4,495,000, which is a decrease of $2,554,000 or 36.2% less than comparable period results for the three months ended December 31, 2020. This decrease was largely attributable to the contraction of net interest income due to lower loan volume and rates, one-time expenses related to the core banking system conversion, and lower fee income primarily associated with reduced sales of residential mortgages as interest rates increased in 2021. Basic earnings per share was $0.52 and $0.81 for the three months ended December 31, 2021 and 2020, respectively.

•	Total loans outstanding were $1,468,427,000 at December 31, 2021, as compared to $1,637,784,000 at December 31, 2020, for a decrease of 10.3%. The decrease in loans is largely attributable to the forgiveness of Paycheck Protection Program (PPP) loans, sale of most new residential mortgages, and payoff of loans in the residential mortgage, consumer and government lending portfolios. Conversely, new loan production for all business lines totaled $423,965,000 for the year ended December 31, 2021, which is an increase of 19.4% over comparable period results in 2020.

•	Total deposits were $2,426,389,000 at December 31, 2021, as compared to $2,185,525,000 at December 31, 2020, for an increase of 11.0%. The increase in deposits is primarily a result of continued, slow economic conditions in the ongoing Coronavirus Disease 2019 (COVID-19) environment increasing the level of deposits held by existing and new customers, including the segment of municipal depositors.

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

•	Quarterly cash dividends paid to ACNB Corporation shareholders in 2021 totaled $8,968,000, or $1.03 per common share, which includes the special cash dividend of $0.02 per common share paid on June 15, 2021. Compared to the $1.00 in cash dividends paid in 2020, this resulted in a year-over-year increase of 3.0% in cash dividends paid per common share to ACNB Corporation shareholders.

•	As of September 30, 2021, the Corporation’s community banking subsidiary, ACNB Bank, no longer had in effect any temporary loan modifications or deferrals due to the COVID-19 pandemic for either commercial or consumer customers, furthering the positive trend of improvement in 2021. Additionally, aggregate PPP loan originations for 2020 and 2021 totaled 2,217 loans in the dollar amount of $223,036,703. As a result of forgiveness and payments, there was an outstanding balance of $18,540,986 in PPP loans at December 31, 2021.

•	On February 23, 2021, ACNB Corporation’s Board of Directors approved a plan authorizing the future repurchase of up to 261,000 shares, or approximately 3.0%, of the Corporation’s outstanding shares of common stock. As of December 31, 2021, 54,071 shares were repurchased under this plan. On September 30, 2021, the Corporation entered into an issuer stock repurchase agreement with an independent third-party broker, in accordance with SEC Rule 10b5-1, to further facilitate this previously-authorized stock repurchase program.

•	On March 30, 2021, ACNB Corporation issued $15,000,000 in subordinated debt for the purpose of using the net proceeds to retire outstanding debt of the Corporation, repurchase issued and outstanding shares of the Corporation, support general corporate purposes, underwrite growth opportunities, create an interest reserve for the notes issued, and downstream proceeds to ACNB Bank, as deemed appropriate, to continue to meet regulatory capital requirements, increase the regulatory lending ability of the Bank, and support the Bank’s organic growth initiatives.

GETTYSBURG, PA, January 27, 2022 --- ACNB Corporation (NASDAQ: ACNB), financial holding company for ACNB Bank and ACNB Insurance Services, Inc., announced record financial results with net income of $27,834,000 for the year ended December 31, 2021. Compared to net income of $18,394,000 for the year ended December 31, 2020, this is an increase of $9,440,000 or 51.3% over comparable year-end period results. Basic earnings per share was $3.19 and $2.13 for the year ended December 31, 2021 and 2020, respectively, which is an increase of $1.06 or 49.8%. These record results for 2021 are primarily attributable to higher fee income and lesser loan loss provision compared to the year of 2020, as well as one-time merger expenses related to the acquisition of FCBI in the first quarter of 2020.

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

The Corporation reported net income of $4,495,000 for the three months ended December 31, 2021. Compared to net income of $7,049,000 for the three months ended December 31, 2020, this is a decrease of $2,554,000 or 36.2% less than comparable period results. This decrease was largely attributable to the contraction of net interest income due to lower loan volume and rates, one-time expenses related to the core banking system conversion, and lower fee income primarily associated with reduced sales of residential mortgages as interest rates increased in 2021. Basic earnings per share was $0.52 and $0.81 for the three months ended December 31, 2021 and 2020, respectively, which is a decrease of $0.29 or 35.8%.

“2021 has proven to be a year of record earnings, which was not anticipated at the outset given the COVID-19 pandemic environment. Despite the continued challenges faced due to the pandemic, ACNB Corporation ended the year with earnings of nearly $28 million, a 3% increase in the cash dividends paid per common share to the Corporation’s shareholders, and a safe and sound organization with solid capital, liquidity and asset quality,” said James P. Helt, ACNB Corporation President & Chief Executive Officer. “By the end of the third quarter of 2021, ACNB Bank was fortunate to no longer have in effect any temporary loan modifications or deferrals due to the pandemic for any customers, which is a reflection of the resolve of the communities served. Moreover, as the year progressed, PPP loans were either forgiven or paid off resulting in only $18.5 million remaining at December 31, 2021, from total PPP loan originations of approximately $223 million. These efforts, among others, to assist Bank customers during the pandemic required much staff time and dedication, but is a testimony to our commitment as a community banking organization.”

Mr. Helt continued, “As 2022 begins, there are a number of exciting initiatives on the horizon as we refocus our energies on strategic initiatives to grow both organically and inorganically. ACNB Bank’s core system conversion in September 2021 was a major component of the ongoing core and digital banking transformation project in support of growth. The Bank also recently announced construction plans for a new Upper Adams Office in the Biglerville, Pennsylvania, community to effectively consolidate three existing office locations later this year. In addition, the insurance agency subsidiary has changed its name and rebranded as ACNB Insurance Services, Inc. effective January 1, 2022, to better align its identity with ACNB Corporation and ACNB Bank. 2022 will have its own challenges as the year unfolds, but it has begun with momentum and vigor to further our vision to be the independent financial services provider of choice in the core markets served by building relationships and finding solutions.”

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

Revenues

Total revenues, defined as net interest income plus noninterest income, for the year ended December 31, 2021, were $93,930,000 or an increase of 1.0% over total revenues of $93,002,000 for 2020. Total interest income for 2021 was $78,159,000, or a decrease of 8.4%, as compared to total interest income of $85,290,000 for the year ended December 31, 2020, primarily due to 2021 market interest rate decreases in conjunction with lower loan volume.

Loans

Total loans outstanding were $1,468,427,000 at December 31, 2021. Year over year, loans outstanding decreased by $169,357,000, or 10.3%, since December 31, 2020. The decrease in loans year over year is largely attributable to the forgiveness of PPP loans, sale of most new residential mortgages, and payoff of loans in the residential mortgage, consumer and government lending portfolios. Conversely, new loan production for all business lines totaled $423,965,000 for the year ended December 31, 2021, which is an increase of 19.4% over the year of 2020. Despite the intense competition in the Corporation’s market areas, there is a continued management focus on asset quality and disciplined underwriting standards in the loan origination process. As a result of sound loan risk metrics, combined with low credit losses in the portfolio, the provision for loan losses for the year ended December 31, 2021, was $50,000 and the allowance for loan losses stood at $19,033,000 at December 31, 2021.

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

Deposits

Total deposits were $2,426,389,000 at December 31, 2021. Deposits increased by $240,864,000, or 11.0%, from December 31, 2020. These results are primarily attributable to continued, slow economic conditions increasing the level of deposits held by existing and new customers, including the segment of municipal depositors.

Net Interest Income and Margin

Net interest income decreased by $1,824,000 to $71,244,000 for the year ended December 31, 2021, a decrease of 2.5% in comparison to the year ended December 31, 2020. The net interest margin for 2021 was 2.82%, compared to 3.35% for the same period of 2020. Both net interest income and the net interest margin were negatively impacted by market rate decreases in tandem with lesser loans as a percentage in the earning asset mix, as well as more lower yielding investments and liquidity assets.

Noninterest Income

Noninterest income for 2021 was $22,686,000, an increase of $2,752,000 or 13.8% over the prior year ended December 31, 2020. The increase was broad based and included both fee income from the sale of residential mortgage loans and revenue from wealth management activities, which grew 18.6% in comparison to the year ended December 31, 2020, and reached $3,169,000 for 2021.

Noninterest Expense

Noninterest expense for 2021 was $58,861,000, a decrease of $2,299,000 or 3.8% over the prior year ended December 31, 2020, and due mainly to one-time merger expenses incurred in 2020 and continued expense management.

Dividends

Quarterly cash dividends paid to ACNB Corporation shareholders in 2021 totaled $8,968,000 in the aggregate, or $1.03 per common share, including the special cash dividend of $0.02 per common share paid on June 15, 2021. On a per common share basis, there was a year-over-year increase of 3.0% in cash dividends paid to ACNB Corporation shareholders from 2020 to 2021. In 2020, ACNB Corporation paid a $1.00 dividend per common share for total dividends paid to shareholders in the aggregate amount of $8,685,000.

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

COVID-19 Pandemic

As previously reported, ACNB Corporation implemented numerous initiatives to support and protect employees and customers during the COVID-19 pandemic. These efforts continue with current information and guidelines related to ongoing COVID-19 initiatives and communications available at acnb.com. As of September 30, 2021, ACNB Corporation’s community banking subsidiary, ACNB Bank, no longer had any temporary loan modifications or deferrals for either commercial or consumer customers, furthering the positive trend of improvement in 2021. In comparison, at December 31, 2020, the Bank had outstanding approvals for temporary loan modifications and deferrals for 48 loans totaling $36,123,155 in principal balances, representing 2.2% of the total loan portfolio.

Paycheck Protection Program

ACNB Bank serves as an active participant in the PPP, as authorized initially by the Coronavirus Aid, Relief, and Economic Security (CARES) Act and subsequently by the Coronavirus Response and Relief Supplemental Appropriations Act. As of December 31, 2021, ACNB Bank had closed and funded 2,217 PPP loans totaling $223,036,703, resulting in approximately $9,500,000 in total fee income. Of this fee income amount, $2,875,000, before costs, was recognized in 2020 and another $5,627,000, before costs, was recognized in 2021 as an adjustment to interest income yield, with the remainder to be recognized in future quarters as an adjustment to interest income yield. At December 31, 2021, there was an outstanding balance of $18,540,986 in PPP loans as a result of forgiveness and repayments to date. Currently, the Bank is assisting the remainder of PPP customers with the processing of applications for loan forgiveness through the Small Business Administration (SBA).

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

ACNB Bank Update

On January 12, 2022, ACNB Bank announced plans to build a full-service community banking office to serve the Upper Adams area of Adams County, PA. The new office location will offer enhanced services and conveniences, as well as will deploy new design concepts in the office lobby with the goal of streamlining and improving the customer experience. Upon completion of construction of the Upper Adams Office in Fall 2022, the plan is to consolidate operations of the three current ACNB Bank offices in the Upper Adams geography.

ACNB Insurance Services, Inc. Update

On January 6, 2022, ACNB Corporation announced the name change and rebranding of the insurance subsidiary to ACNB Insurance Services, Inc. from Russell Insurance Group, Inc. effective January 1, 2022. This rebranding reinforces the common ownership by ACNB Corporation of both ACNB Bank and the insurance agency, as well as makes this affiliation more visible for businesses and consumers in order to leverage cross-selling opportunities in the shared communities served.

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $2.8 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and ACNB Insurance Services, Inc., formerly Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 20 community banking offices, located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York, as well as loan offices in Lancaster and York, PA, and Hunt Valley, MD. As divisions of ACNB Bank operating in Maryland, FCB Bank and NWSB Bank serve the local marketplace with a network of five and six community banking offices located in Frederick County and Carroll County, MD, respectively. ACNB Insurance Services, Inc. is a full-service agency with licenses in 44 states. The agency offers a broad range of property, casualty, health, life and disability insurance serving personal and commercial clients through office locations in Westminster, Germantown and Jarrettsville, MD, and Gettysburg, PA. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

Non-GAAP Financial Measures

ACNB Corporation uses non-GAAP financial measures to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In the event of such a disclosure or release, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not organic costs attendant to operations and facilities. These charges principally represent expenses to satisfy contractual obligations of the acquired entity, without any useful benefit to us, to convert and consolidate the entity’s records, systems and data onto our platforms, and professional fees related to the transaction. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of Management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Coronavirus Response and Relief Supplemental Appropriations Act, the Coronavirus Aid, Relief, and Economic Security Act, the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and the responses thereto on the operations of the Corporation and current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market areas; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the SEC.

ACNB #2022-7

January 27, 2022

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

ACNB CORPORATION

Financial Highlights

Unaudited Consolidated Condensed Statements of Income

Dollars in thousands, except per share data

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
INCOME STATEMENT DATA
Interest income	$18,674	$21,472	$78,159	$85,290
Interest expense	1,324	2,570	6,915	12,222
Net interest income	17,350	18,902	71,244	73,068
Provision for loan losses	-	1,040	50	9,140
Net interest income after provision for loan losses	17,350	17,862	71,194	63,928
Noninterest income	5,543	5,863	22,686	19,934
Merger-related expenses	-	-	-	5,965
Noninterest expense	17,367	14,938	58,861	55,195
Income before income taxes	5,526	8,787	35,019	22,702
Provision for income taxes	1,031	1,738	7,185	4,308
Net income	$4,495	$7,049	$27,834	$18,394
Basic earnings per share	$0.52	$0.81	$3.19	$2.13

NON-GAAP MEASURES
INCOME STATEMENT DATA
Net income	$4,495	$7,049	$27,834	$18,394
Merger-related expenses, net of income taxes	-	-	-	4,639
Adjusted net income (non-GAAP)*	$4,495	$7,049	$27,834	$23,033
Adjusted basic earnings per share (non-GAAP)*	$0.52	$0.81	$3.19	$2.67

*See Non-GAAP Financial Measures above.

ACNB Corporation
Press Release/2021 Financial Results
January 27, 2022

Unaudited Selected Financial Data

Dollars in thousands, except per share data

	December 31, 2021	December 31, 2020
BALANCE SHEET DATA
Assets	$2,786,987	$2,555,362
Securities	$446,161	$350,182
Loans, total	$1,468,427	$1,637,784
Allowance for loan losses	$19,033	$20,226
Deposits	$2,426,389	$2,185,525
Borrowings	$69,902	$92,209
Stockholders’ equity	$272,114	$257,972
COMMON SHARE DATA
Basic earnings per share	$3.19	$2.13
Cash dividends paid per share	$1.03	$1.00
Book value per share	$31.35	$29.62
Number of common shares outstanding	8,679,206	8,709,393
SELECTED RATIOS
Return on average assets	1.03%	0.78%
Return on average equity	10.52%	7.39%
Non-performing loans to total loans	0.40%	0.48%
Net charge-offs to average loans outstanding	0.08%	0.16%
Allowance for loan losses to non-acquired loans (non-GAAP)*	1.66%	1.65%
Allowance for loan losses to total loans	1.30%	1.23%
Allowance for loan losses to non-performing loans	326.30%	251.16%

* See Non-GAAP Financial Measures above.